UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2023

EVe Mobility Acquisition Corp
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-41167 (Commission File Number)	98-1595236 (I.R.S. Employer Identification No.)
4001 Kennett Pike, Suite 302 Wilmington, DE (Address of principal executive offices)		19807 (Zip Code)

(302) 273-0014
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title for each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	EVE.U	NYSE American LLC
Class A ordinary shares, par value $0.0001 per share	EVE	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	EVE WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2023, James G. Ellis resigned from his position as an independent director, chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of EVe Mobility Acquisition Corp (“EVe”). Mr. Ellis’s resignation was not the result of any disagreement with EVe.

On October 13, 2023, the Board appointed Regina Shekerdemian as its third independent director to fill the vacancy on the Board resulting from Mr. Ellis’s resignation. Mrs. Shekerdemian will serve as a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board.

Mrs. Shekerdemian is Co-Founding Partner of The Venture Collective (TVC), a venture capital firm focused on investing in companies at the intersection between transformational tech and science, and deep, positive impact. She is also a Yale University Advisory Board Member. Prior to TVC, Mrs. Shekerdemian was a Director at BlackRock and Co-Chair of BlackRock Gives (the firm's global philanthropic organization), with a near decade-long tenure across the New York, San Francisco, and London offices. There, she worked in multi-asset allocation and business development for some of the firm's largest clients in the US, UK and Ireland. In her most recent role, she was Director of a team responsible for driving new client engagements and custom solutions across a diverse set of asset categories as well as maintaining a book of $132B in AUM and $110M in revenue generated per annum. While at the firm, she was a holder of both the Series 7 and Series 63 licenses. Mrs. Shekerdemian was selected as a Forbes 30 Under 30 honoree for being promoted to the youngest director globally in BlackRock’s history. Mrs. Shekerdemian holds a BA in English & History (minor in Anthropology) from Columbia University as well as a MBA from Oxford University.

On October 13, 2023, in connection with her appointment to the Board, Mrs. Shekerdemian entered into an indemnity agreement (the “Director Indemnity Agreement”) with EVe. On October 13, 2023, in connection with the appointment of each of Maximilian A. Staedtler as Chief Executive Officer of EVe, Osman Ahmed as President of EVe and Curtis Pierce as Chief Financial Officer of EVe, each of Mr. Staedtler, Mr. Ahmed and Mr. Pierce entered into an indemnity agreement (collectively, the “Officer Indemnity Agreements” and, together with the Director Indemnity Agreement, the “Indemnity Agreements”) with EVe. Each of the Indemnity Agreements requires EVe to indemnify its counterparty to the fullest extent permitted under applicable law and to advance expenses incurred as a result of any proceeding against him or her as to which he or she could be indemnified. The Indemnity Agreements are substantially similar to EVe’s existing indemnification agreements with its former executive officers and other directors. The foregoing summary of the Indemnity Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Indemnity Agreements, the form of which is filed as Exhibit 10.1 hereto.

Mrs. Shekerdemian is not party to any arrangement or understanding with any person pursuant to which she was appointed as a director, nor is she party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving EVe.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to EVe’s Registration Statement on Form S-1 filed November 12, 2021).
104**	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2023
EVe Mobility Acquisition Corp

	By:	/s/ Curtis Pierce
	Name:	Curtis Pierce
	Title:	Chief Financial Officer